DEFERRAL ELECTION FOR RESTRICTED STOCK UNIT AWARD

I hereby elect to defer the issuance of the following number of shares of Alexander & Baldwin, Inc. common stock in which I vest under the restricted stock unit award to be made to me at the 20__ Annual Stockholders Meeting pursuant to the Automatic Grant Program in effect under Company’s 2007 Incentive Compensation Plan (the “Award”):

[ ]	All of the shares subject to the Award
[ ]

Shares with an aggregate fair market value, as measured on the award date, of $_____________ (must be at least $10,000, with any fractional share resulting from such election to be rounded up to the next whole share).

I hereby make the following distribution elections with respect to the shares of Alexander & Baldwin, Inc. (“A&B”) common stock in which I vest pursuant to the portion of the Award that I have elected to defer hereunder:

Distribution Date:

I hereby elect the following commencement date or event for the distribution of my deferred vested A&B shares:

[ ]	May _____, 20__.
[ ]	My cessation of service as a member of the A&B Board of Directors.
[ ]	The earlier of (i) May _____, 20__ or (ii) my cessation of service as a member of the A&B Board of Directors.

Method of Distribution:

I hereby elect the following method of distribution for my deferred vested A&B shares:

[ ]	Lump sum distribution
[ ]	Equal annual installments over five (5)-year term

Election Relating to Dividend Equivalent Rights:

With respect to the amounts to which I may become entitled pursuant to the dividend equivalent rights I will possess with respect to the A&B shares deferred pursuant to my foregoing elections, I hereby make the following election:

[ ]	Deferral. Payment of those amounts is to be deferred until the vested deferred shares to which those amounts pertain are issued to me in accordance with my foregoing elections.
[ ]	No Deferral. The amounts are to be paid to me as the shares to which those amounts relate vest or currently once those shares vest.

Terms Governing Deferral Election

I understand that the distribution of the shares and other amounts to be distributed to me in accordance with this deferral election will commence on the distribution date or event I have designated above or as soon thereafter as administratively practicable, but in no event later than the later of (i) the close of the calendar year in which such date or event occurs or (ii) the fifteenth day of the third calendar month following the occurrence of such date or event.

To the extent my rights under law to receive one or more distributions pursuant to this deferral election are greater than the rights of a general unsecured creditor of A&B, I hereby waive those rights and agree that I shall have only the rights of a general unsecured creditor with respect to the payment of my deferred amounts hereunder.

I understand that this election will become irrevocable on December 31, 20__ and cannot be changed or modified in any manner after that date.

__________________________________________	________________________, 20__

Signature

This election must be completed, signed and received by the Alexander & Baldwin Human Resources Department at Alexander & Baldwin, Inc.; P. O. Box 3440; Honolulu, Hawaii 96801-3440 no later than December 31, 20__.

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